December 16, 2005

Mail Stop 4561

By U.S. Mail and facsimile to (516)683-8344

Joseph R. Ficalora
President and Chief Executive Officer
New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

Re:	New York Community Bancorp, Inc.
Form 10-K for the year ended December 31, 2004
      Filed March 16, 2005
      File No. 001-31565

Dear Mr. Ficalora:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							Donald A. Walker
							Senior Assistant Chief
Accountant